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                     OPPENHEIMER TOTAL RETURN FUND, INC.

                            ARTICLES SUPPLEMENTARY

            Oppenheimer Total Return Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:      Under a power contained in Article IX of the charter
of the Corporation (the "Charter") and in accordance with Sections 2-105(c) and 2-208.1 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board of Directors"), by resolution duly adopted at a meeting duly called and held on December 19, 2000, has duly reclassified ten million (10,000,000) authorized but unissued Class A shares of the Corporation as authorized but unissued Class N shares, par value ten cents ($0.10) per share. Prior to the reclassification of the said Class A shares, the Corporation had four hundred fifty million (450,000,000) Class A shares, two hundred million (200,000,000) Class B shares, two hundred million (200,000,000) Class C shares and ten million (10,000,000) Class Y shares authorized, each with a par value of ten cents ($0.10) per share. After the reclassification of the said Class A shares, the Corporation will have four hundred forty (440,000,000) Class A shares, two hundred million (200,000,000) Class B shares, two hundred million (200,000,000) Class C shares, ten million (10,000,000) Class Y shares and ten million (10,000,000) Class N shares authorized, each with a par value of ten cents ($0.10) per share. These Articles Supplementary will neither increase nor decrease the total number of shares that the Corporation is authorized to issue, which is presently eight hundred sixty million (860,000,000) shares of common stock, each with a par value of ten cents ($0.10) per share, having an aggregate par value of eighty six million dollars ($86,000,000).

            SECOND:     Acting pursuant to paragraph eight (8) of Article IX
of the Charter, the Board of Directors has set the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Class N shares, together with those set forth in other provisions of the Charter relating to stock of the Corporation.



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(1)   As more fully set forth hereinafter, the liabilities and the expenses of the Class N shares shall be determined separately from those of the Class A shares, the Class B shares, the Class C shares and the Class Y shares and from those of any other class of the Corporation's stock and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock may vary from class to class. The other provisions of the Charter shall be construed in such manner as to reflect the provisions of the immediately prior sentence and of these Articles Supplementary generally. Except for these differences and certain other differences hereinafter set forth, the Class N shares shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of, and rights to require redemptions of the Class A shares, the Class B shares, the Class C shares and the Class Y shares, and any other class of the Corporation's stock that represents an interest in the same portfolio of investments as the Class N shares.

(2) The Class N shares shall represent interests in the same portfolio of investments as the Class A shares, the Class B shares, the Class C shares and the Class Y shares.

(3) The dividends and distribution of investment income and capital gains to holders of the Class N shares shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from the dividends and distributions of investment income and capital gains to holders of the Class A shares, the Class B shares, the Class C shares and the Class Y shares and any other class of the Corporation's stock to reflect differing allocations of the liabilities and expenses of the Corporation among the classes of shares and any resultant differences among the net asset values per share of the classes of shares, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the Class A shares, the Class B shares, the Class C shares, the Class N shares and the Class Y shares and any other class of the Corporation's stock that represents an interest in the same portfolio of investments as the Class N shares shall be determined by the Board of Directors in a manner that is consistent with Rule 18f-3 under the Investment Company Act of 1940 adopted by the Securities and Exchange Commission and any existing or future amendment to such rule or interpretation under the Investment Company Act of 1940 or its successor that modifies or supersedes such rule which shall be binding on the Corporation.

(4) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class N shares shall have exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Class N shares and no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of the Class N shares of the Corporation.

            THIRD:      These Articles Supplementary have been approved by
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the Board of Directors in the manner and by the vote required by law.

            FOURTH:     The Corporation is registered as an open-end
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investment company under the Investment Company Act of 1940.

            FIFTH:      The undersigned Vice President of the Corporation
acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

            IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed on its behalf by its Vice President and attested to by its Assistant Secretary on this 19th day of January, 2001.

ATTEST:                             OPPENHEIMER TOTAL RETURN FUND, INC.


                                                            By:
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                              (SEAL)
Name: Robert G. Zack                      Name: Andrew J. Donohue
Title:      Assistant Secretary                       Title:   Vice President
                                    and Secretary